Exhibit (a)(1)(B)

FORM OF INITIAL COMMUNICATION

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE PREFERRED STOCK

NOTICE TO PREFERRED STOCKHOLDERS

We are pleased to announce that the Board of Directors of Retractable Technologies, Inc. has approved an Exchange Offer in which you are eligible to participate.  Specifically, you will have the opportunity to exchange your Preferred Stock and dividends in arrears for a share of Common Stock and cash, as described below.

Preferred Stockholders who validly tender their Preferred Stock by the Expiration Date will receive the following in exchange (the “Offer Consideration”):

Series I Preferred Stock	$1.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series II Preferred Stock	$3.00 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series III Preferred Stock	$3.80 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series IV Preferred Stock	$3.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series V Preferred Stock	$0.96 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Any Preferred Stockholder participating in the Exchange Offer will also agree to waive all unpaid dividends in arrears associated with the tendered Preferred Stock.  The dividends of Preferred Stockholders who do not participate in this Exchange Offer will be unaffected.

The Expiration Date of this Exchange Offer is 12:00 midnight Eastern time on November 4, 2011, unless extended by us.

Enclosed you will find the following documents related to the Exchange Offer: 1) an Offering Memorandum (which describes the Exchange Offer in detail) and 2) a blue Letter of Transmittal with instructions (which informs you how to elect to participate in the Exchange Offer).

Please carefully read the documents and instructions enclosed with this letter.  The blue Letter of Transmittal and your original stock certificate(s) (and any other required document) must be returned as indicated in the enclosed materials to American Stock Transfer & Trust Company, LLC, so that they are RECEIVED before the Expiration Date.

If you have any questions about the Exchange Offer or your Preferred Stock, please contact our Depositary, American Stock Transfer & Trust Company, LLC at (877) 248-6417.